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                                                             EXHIBIT 4.2


                     PHARMAKINETICS LABORATORIES, INC.

                       Incentive Stock Option Plan
                     INCENTIVE STOCK OPTION AGREEMENT
                                   FOR



                   ------------------------------------
                           (Name of recipient)


     We are pleased to advise you that PharmaKinetics Laboratories, Inc. (the "Company") hereby grants to you, subject to your acceptance which shall be indicated by your execution of this Agreement below, an option to purchase, pursuant to the Company's Incentive Stock Option Plan (the "Plan"), _______ shares of the Company's Common Stock, $.001 par value each (the "Shares"), at $_______ per share. The date of grant of the option provided hereby shall for all purposes be _____________, 199___. This option is intended to be an incentive stock option within the meaning of
Section 422A of the Internal Revenue Code (the "Code").

     The stock option is subject in all respect to the applicable provisions of the Plan, a complete copy of which has been furnished to you and receipt of which you acknowledge by acceptance of this option. Such provisions are incorporated herein by reference and made a part hereof.

     In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement, including the following, are applicable to the option grant as evidenced hereby:

     (1) The Company may postpone the issuance and delivery of any Shares until the completion or amendment of any registration or qualification of the Shares, under any federal or state law, rule or regulation which the Company may determine to be necessary or advisable.

     (2) Subject to the provisions of paragraph (1), in the event that, at the time of issuance of the Shares to you pursuant to exercise of the option provided by this Agreement, there shall not be in effect a current registration statement under the Securities Act of 1933 (the "Act") with respect to such issuance, you shall, prior to issuance of the Shares to you, (a) represent to the Company, in form satisfactory to counsel for the Company, that you are acquiring the Shares for your own account and not with a view to the resale or distribution thereof, and (b) agree that none of the Shares issued to you pursuant to exercise of the option provided hereby may be sold, transferred or otherwise disposed of unless: (i) a registration statement under the Act shall be effective at the time of disposition with respect to the Shares sold, transferred or otherwise disposed of; (ii) the Company shall have received an opinion of counsel or other information and representations, satisfactory to it to the effect that registration under the Act is not required by reason of Rule 144 under

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  the Act or otherwise; or (iii) a "no-action" letter shall have been received from the staff of the Securities and Exchange Commission to the effect that such sale, transfer or other disposition may be made without registration.

     (3) This option may not be exercised prior to __________, 199__. Thereafter, the option shall be exercisable only as follows:

         (i) During the period of twelve (12) months beginning _________, 199__, the option may be exercised to the extent of one-quarter of the aggregate number of Shares originally covered by the option.

        (ii)  During the next twelve (12) month period beginning
    __________, 199___, the option may be exercised to the extent of an additional one-quarter, or one-half, of the aggregate number of shares originally covered by the option.

       (iii)  During the next twelve (12) month period beginning
    ___________, 199___, the option may be exercised to the extent of an additional one-quarter, or three-quarters, of the aggregate number of shares originally covered by the option.

        (iv)  During the final twelve (12) month period beginning
    ____________, 199___, the option may be exercised to the extent of an additional one-quarter of the aggregate number of Shares originally covered by the option, and to the extent the right to exercise the option theretofore that has accrued and has not been exercised.

         (v) At any time on and after __________, 199___, the option shall be exercisable in full except to the extent it theretofore shall have been exercised.

        (vi) To the extent not exercised, installments shall accumulate and be exercisable by you, in whole or in part, in any subsequent period but not after the expiration of ten (10) years from the date of grant of the option. The option will expire at the close of business on _____________, 200___.


     (4) Nothing contained in this Agreement shall restrict the right of the Company or any of its subsidiary corporations to terminate your employment at any time, with or without cause. The termination of employment, whether by the Company or any of its subsidiary corporations or otherwise, and regardless of the reason therefore, shall have the consequences provided for under the Plan.

     Subject to the terms and conditions set forth in this Agreement and in the Plan, the stock option shall be exercised by written notice to the Company. Each such notice shall:

     (a) state the election to exercise the stock option and the number of shares in respect of which it is being exercised;



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     (b)  be signed by you or, in the event of your death or disability, by the party entitled to exercise the option; and

     (c) be accompanied by cash or a check in the amount of the option price payable to the order of the Company, or, at the discretion of the Board of Directors of the Company or the appropriate Committee under the Plan, (i) certificates for shares of Common Stock of the Company (together with duly executed stock powers), or (ii) a deferred payment or other arrangement or (iii) any other form of legal consideration that may be acceptable to the Board or the Committee in their discretion. The value of any shares of Common Stock delivered in full or partial payment of the option price shall be determined by the Board of Directors of the Company or the appropriate Committee under the Plan.

     For all purposes of the Plan the date of exercise shall be the date on which notice and any required payment shall have been delivered to the Company.

     Any notice to be given to the Company (including notice of exercise of all or part of a stock option) shall be in writing and either hand delivered or mailed to the office of the Secretary of the Company. If mailed, it shall be addressed to the Secretary of the Company at 302 West Fayette Street, Baltimore, Maryland 21201. Any notice given to you shall be addressed to you at your address as reflected in the personnel records of the Company, or at such other address as either party hereto may hereafter designate by like notice to the other. Notice shall be deemed to have been duly delivered when hand delivered or, if mailed, on the day such notice is postmarked.

                    PHARMAKINETICS LABORATORIES, INC.


                                      By:_______________________________


In order to indicate your acceptance of the stock option granted by this Agreement, subject to the restrictions and upon the terms and conditions set forth above and in the Plan, please execute and immediately return to the Secretary of the Company the enclosed duplicate original of this Agreement. The grant shall be deemed to have been withdrawn if your acceptance has not been received at the office of the Secretary of the Company by 5:00 p.m. on __________, 199____.


ACCEPTED AND AGREED TO:


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Employee Signature


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Date


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